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                               ARTICLES OF AMENDMENT
                                         OF
                             ARTICLES OF INCORPORATION
                                         OF
                             GENESIS MEDIA GROUP, INC.

     Pursuant to the provisions of Section 607.1006 of the Florida Statutes, Genesis Media Group, Inc., a Florida corporation (the "Corporation") adopts the following Articles of Amendment to the Articles of Incorporation:

    FIRST: Article V of the Corporation's Articles of Incorporation are hereby amended and restated in its entirety to read as follows:

                                     ARTICLE V
                                   CAPITAL STOCK

     The Corporation shall be authorized to issue one class of Common Stock, consisting of 25,000,000 shares designated as Common Stock, par value $0.001 per share, and one class of Preferred Stock, consisting of 5,000,000 shares designated as Preferred Stock, par value $0.001 per share.

     A. PREFERRED STOCK. The Board of Directors of the Corporation (hereinafter referred to as the "BOARD OF DIRECTORS") is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the GCL (hereinafter referred to as a "PREFERRED STOCK DESIGNATION"), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

     1. the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

     2. whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

     3. the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

     4. the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

     5. whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

     6. the voting powers, if any, and whether such voting powers are full or limited in such series;

     7. the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

     8. the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

     9.   any other relative rights, preferences and limitations of that series.

     B. COMMON STOCK. The Common Stock shall be subject to the express terms of any series of Preferred


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Stock set forth in the Preferred Stock Designation relating thereto.  Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise. In addition, the Common Stock shall be subject to the express restrictions set forth below in this SECTION B.

     1.   RESTRICTIONS ON THE COMMON STOCK.

     a. CORPORATION'S RIGHT TO REPURCHASE UPON TERMINATION OF AFFILIATION. All shares of the Common Stock held of record by a person who is an employee or director of, or a consultant to, the Corporation or any of its subsidiaries shall be subject to the Corporation's right to repurchase all of such shares in the event that such holder's affiliation with the Corporation as an employee, director or consultant is terminated. Such right of repurchase upon termination of affiliation shall also be applicable to all shares of the Common Stock which such person has the right to acquire subsequent to his or her termination of affiliation pursuant to any of the Corporation's employee benefit plans or pursuant to any option or other contractual right to acquire shares of the Common Stock in effect at the date of such termination of affiliation. An authorized leave of absence approved in accordance with the Corporation's policy from time to time in effect shall not constitute a termination of affiliation for purposes of this PARAGRAPH (a); PROVIDED, HOWEVER, that the issuance of a formal personnel action notice by the Corporation's personnel department advising an employee that his or her leave of absence is terminated shall constitute a termination of affiliation for purposes of this PARAGRAPH (a). The Corporation's right of repurchase shall be exercised by mailing written notice to such holder at his or her address of record on the Corporation's stock record books within ninety (90) days following the termination of such affiliation, which notice shall request delivery of certificates representing the shares of the Common Stock, duly endorsed in blank or to the corporation, free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If the Corporation repurchases such shares, the price shall be the higher of (i) the original purchase price paid for such shares by such holder if such shares were acquired from the Corporation by such holder or (ii) the Formula Price (as hereinafter defined) per share on (x) the date of such termination of affiliation, in the case of either shares owned by the holder at that date or shares issuable to such holder subsequent to the date of termination of affiliation pursuant to any option or other contractual right to acquire shares of the Common Stock which were outstanding at that date, or (y) the date such shares are distributed to such holder, in the case of shares distributable to such holder subsequent to his or her termination of affiliation pursuant to any of the Corporation's employee benefit plans. For purposes of the foregoing sentence, an adjustment shall be made to the original purchase price paid for such shares to account for any changes in the capitalization of the Corporation, as determined by the Board of Directors. If for any reason the Corporation is unable to make payment directly to a holder, then the Corporation may make such payment by depositing the purchase price in an account for the benefit of such holder and such shares of the Common Stock shall thereby be deemed to have been transferred to the Corporation on the date cash payment is made and no longer outstanding and all rights of the holder with respect to such shares terminated.

     b. CORPORATION'S RIGHT OF FIRST REFUSAL. If at any time a holder of the Common Stock receives a bona fide offer to purchase such shares and desires to sell any of such shares (other than through the limited market maintained by the Corporation), such holder shall first give notice to the Secretary of the Corporation containing:

          (i) A statement signed by such holder notifying the Corporation that such holder desires to sell shares of the Common Stock and has received a bona fide offer to purchase such shares.

          (ii) A statement signed by the intended purchaser containing:


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                    (a)  the intended purchaser's full name, address and
                         taxpayer identification number;

                    (b)  the number of shares to be purchased;

                    (c)  the price per share to be paid;

                    (d) other terms under which the purchase is intended to be made; and

                    (e) a representation that the offer, under the terms specified, is bona fide.

        (iii) If the purchase price is payable in cash, in whole or in part, a copy of a certified check, cashier's check or money order payable to such holder from the purchaser in the aggregate amount of the purchase price which is to be paid in cash.

                    The Corporation shall thereupon have an option exercisable within fourteen (14) days of receipt of such notice by the Secretary to purchase all, but not less than all, of the shares specified in the notice at the lesser of (a) the Formula Price (as hereinafter defined) per share following receipt of the notice from the holder, or (b) the offer price and upon the same terms as set forth in the notice, accompanied by payment of the purchase price; PROVIDED, HOWEVER, that if the offer price is payable, in whole or in part, other than in cash, the Corporation shall pay the equivalent value of any noncash consideration as mutually agreed upon between the holder and the Corporation.
               Such option shall be exercised by the Corporation by mailing written notice to such holder at his or her address of record on the Corporation's stock record books. In the event the Corporation does not exercise such option, such holder may sell the shares specified in the notice within thirty (30) days thereafter to the purchaser, at the price and upon the terms and conditions set forth therein. The holder may not sell such shares to any other purchaser, or at any different price, or on any different terms, without first reoffering such shares to the Corporation.

     c. ELECTION OF RIGHTS BY CORPORATION. In the event circumstances shall occur which would ordinarily permit the Corporation to exercise its rights under either PARAGRAPHS (a) or (b) of this SUBSECTION 1 at the time when the Corporation's rights under the other subparagraph have become and remain exercisable, the Corporation, by resolution of its Board of Directors, acting in its sole discretion, may elect which of such rights it shall exercise. The Board of Directors may designate one or more nominees to purchase any shares of The Common Stock which it has the right to purchase in lieu of purchasing such shares itself.

     d. OTHER TRANSFERS. Except for the sales in the limited market maintained by the Corporation and as provided in PARAGRAPHS (a) or (b) of this SUBSECTION 1, no holder of shares of The Common Stock may sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of the Common Stock without the prior written approval of the Corporation, and any attempt to so sell, assign, pledge, transfer or otherwise dispose of or encumber such shares without such prior approval shall be null and void. The Corporation is expressly authorized to condition its approval of a transfer (other than by sale) of any shares of the Common Stock by an employee or director of, or a consultant to, the Corporation or by a person who acquired such shares other than by purchase, directly or indirectly, from an employee or director of, or a consultant to, the Corporation upon the transferee's agreement to hold such shares subject to the Corporation's right to repurchase such shares pursuant to PARAGRAPH
          (a) of this SUBSECTION 1 upon the termination of affiliation of the employee, director or consultant.

     e. DEFINITION OF FORMULA PRICE. As used in this Certificate of Incorporation, the term "FORMULA PRICE" shall mean the price, as determined in good faith, pursuant to the formula adopted by the Board of Directors of the Corporation for the purpose of determining the fair market value of one (1) share of the Corporation's the Common Stock, as such formula may be modified from time to time by the Board of Directors.

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     f.   LAPSE OR WAIVER OF RESTRICTIONS ON COMMON STOCK; CONVERSION UPON
LAPSE.

          (i) LAPSE. All restrictions upon the shares of the Common Stock other than such restrictions generally applicable to the Common Stock pursuant set forth in this SUBSECTION 1 of ARTICLE FOURTH shall automatically lapse and be of no further force or effect if:

               (a) the Corporation has declared effective by the United States Securities and Exchange Commission a registration statement (other than a registration statement on Form S-4 or Form S-8 or other similar form) to effect an underwritten offering of any class or series of its capital stock (or any securities convertible into shares of capital stock) to the general public; or

               (b) the Corporation's application to have any class or series of its capital stock (or any securities convertible into shares of capital stock) listed on a national securities exchange or quoted on The Nasdaq Stock Market is approved.

          (ii) WAIVER. The Corporation may, by resolution of its Board of Directors, acting in its sole discretion, waive any or all of the restrictions upon the shares of the Common Stock set forth in this SUBSECTION 1 in such circumstances as the Board of Directors deems appropriate, and such waiver may be effective as to any or all of the shares of the Common Stock, or as to any or all of the holders thereof.

     C. Immediately upon the filing of these Articles of Amendment, each share of Common Stock outstanding prior to the amendment ("Old Stock") shall split and be converted to 38,834.95 shares of fully-paid and non-assessable Common Stock ("New Stock"). The Corporation shall issue 38,834.95 shares of New Stock for each one share of Old Stock outstanding. From and after the date the amendment becomes effective, certificates representing shares of Old Stock shall be deemed to represent only the right to receive shares of New Stock to which an individual stockholder would be entitled.

     THIRD: The adoption of these Articles of Amendment is effective as of October 6, 1998.

     FOURTH: These Articles of Amendment were approved by the shareholders of the Corporation. The number of votes cast for the Amendment was sufficient for approval.

     IN WITNESS THEREOF, Genesis Media Group, Inc. has caused these Articles of Amendment to be executed this 27 day of October 1998.

                                   Genesis Media Group, Inc.


                                   By: /s/ Douglas E. Jacobson
                                       ------------------------------
                                       Douglas E. Jacobson
                                       Chief Financial Officer